Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

ANNOUNCES RETIREMENT OF TWO DIRECTORS AND APPOINTMENT OF TWO NEW DIRECTORS

Midlothian, Virginia, December 13, 2022. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”) announced today that two long-serving members of its Board of Directors, R.T. Avery III and George “Randy” R. Whittemore,  notified the Company that they both intend to retire from the Boards of Directors of the Company and the Bank. Mr. Avery will retire effective December 31, 2022, and Mr. Whittemore will retire effective May 23, 2023, the date of the 2022 Annual Meeting of Shareholders of the Company. Mr. Avery and Mr. Whittemore have been directors since 1998. The Company also announced the addition of two new members to its Board of Directors of the Company and the Bank, Mr. Ron Carey and Mrs. Selena “Trudy” Sanderson, effective January 1, 2023.

“We want to thank Mr. Avery and Mr. Whittemore for their guidance and leadership in helping transform the Company into an exceptional performer for our clients, shareholders, team members and community. They both have been a source of optimism and positive energy during the Great Recession and the years that have followed. Mr. Avery and Mr. Whittemore will assist in the transition of our new directors prior to retirement. We wish them good health and a joyful journey in the years ahead,” said Craig D. Bell, Chairman of the Board of Directors. “And while we have mixed emotions on the announced retirements, we are pleased to welcome Mr. Carey and Mrs. Sanderson to the Boards of Directors of the Company and the Bank,” added Mr. Bell.

Mr. Ron Carey is the Founder and CEO of Tilt Creative + Production (“Tilt”), a full-service Marketing firm located in Richmond, Virginia. Tilt partners with some of the largest global brands to create beautiful and well-crafted content. While Mr. Carey is a native of Richmond, his career has had him work in a number of great cities across the country. With nearly 30 years of corporate experience across Sales, Human Resources, Marketing and entrepreneurship, Mr. Carey will bring a unique perspective to the Board. His background in working in large complex organizations on the people front in Human Resources as well as his experience in mergers and acquisitions will be of value in supporting the Company as it continues to grow and achieve its strategic goals.

Mr. Carey serves as a board member for ChildSaver’s (Chair), Junior Achievement of Central Virginia, Minority Business League and HCA Chippenham/Johnston Willis Hospitals. Mr. Carey graduated from the University of Virginia with a Bachelor’s degree in Sports Management.

Mrs. Selena “Trudy” Sanderson is Managing Director of Fahrenheit Advisors, LLC, a middle market consulting, advisory, and executive search firm. Mrs. Sanderson’s specific expertise is helping businesses to accelerate growth.

Prior to joining Fahrenheit, Mrs. Sanderson served as Executive Vice President of Strategy of Weston Foods, was General Manager of Interbake Foods/FFV, and served for over 20+ years in various leadership roles. She served as the prior Board Chair for the Greater Richmond Alzheimer’s Association, taught as an adjunct professor at the University of Richmond, and is a board advisor to several start-up companies.

Mrs. Sanderson graduated Magna Cum Laude with a Bachelor of Arts in Economics, Sociology, and International Studies from the University of Richmond and earned a Master’s in Business Administration from the Darden Graduate Business School at the University of Virginia. Her experience in strategic planning, growing and leading businesses, and developing relationships will be of immense value to the Company as it continues to grow and expand its services.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.